EXHIBIT 10.27.1

METLIFE PLAN FOR TRANSITION ASSISTANCE
FOR GRADES 14 AND ABOVE
Amended and Restated Effective November 1, 2023

METLIFE PLAN FOR TRANSITION ASSISTANCE FOR GRADES 14 AND ABOVE
(PLAN TO PROVIDE FOR THE PAYMENT OF SEVERANCE PAY AND OUTPLACEMENT ASSISTANCE TO CERTAIN EMPLOYEES AT GRADES 14 AND ABOVE WHO ARE INVOLUNTARILY DISCONTINUED IN CERTAIN CIRCUMSTANCES)
ARTICLE 1 – THE PLAN: EFFECTIVE DATE: PLAN YEAR: DEFINITIONS
§ 1.1    The Plan: This plan shall be known as the MetLife Plan for Transition Assistance for Grades 14 and Above.
§ 1.2    Effective Date: The effective date of the Plan is January 1, 2000. The Plan was amended and restated as of April 1, 2014. The Plan was most recently amended and restated again effective as of November1, 2023.
§ 1.3    Plan Year: The Plan Year shall be a calendar year.
§ 1.4    Definitions: Unless the context otherwise requires, the terms defined below shall have the following meanings for all purposes of the Plan.
§ 1.4.01    Affiliate: “Affiliate” means any corporation that is in the same controlled group of corporations, within the meaning of Code Section 414(b), as the Company and any other trade or business that is part of the same commonly controlled group of trades or businesses, within the meaning of Code Section 414(c), as the Company.
§ 1.4.02    Code: “Code” means the United States Internal Revenue Code, as amended.
§ 1.4.03    Company: “Company” means MetLife Group, Inc.
§ 1.4.04    Date of Discontinuance of Employment: “Date of Discontinuance of Employment” means the date set by the Company or a Participating Company as the date the Employee separates from the service of the Company or a Participating Company. The Company or a Participating Company reserves the right to alter the Date of Discontinuance of Employment at its sole and absolute discretion for any reason it deems appropriate.
§ 1.4.05    Disability: “Disability” means that the employee is disabled as defined in either the “Disability” section of:
(a) the MetLife Short-Term Disability Plan Summary Plan Description and is receiving Short Term Disability benefits, a constituent plan of the MetLife Options and Choices Plan (or the successor plan(s) to such plan(s)); or
(b) the MetLife Long-Term Disability Plan Summary Plan Description and is receiving Long Term Disability benefits, a constituent plan of the MetLife Options and Choices Plan (or the successor plan(s) to such plan(s)).
§ 1.4.06    Discontinuance of Employment:
(a) Generally, a “Discontinuance of Employment” means an involuntary cessation of an Employee’s Employment because of a Job Elimination or a Discontinuance of Employment for Performance. When there is a Discontinuation of Employment, the Company or a Participating Company shall set the Date of the Discontinuation of Employment. The Employee will receive a Notice of Discontinuance.
(b) Notwithstanding the foregoing, and without limitation, the following shall not constitute a Discontinuance of Employment:

(1)The transfer of an Employee to or from the Company, to or from a Participating Company or to or from a MetLife Enterprise Affiliate; or
(2)The transfer of an Employee to, or the offer of employment to an Employee by, an employer other than a MetLife Enterprise Affiliate as a result of a sale, merger, acquisition, outsourcing of a function or similar transaction, provided the Employee continues to, or the offer of employment is for the Employee to continue to, perform the same or similar duties immediately following such transfer or immediately upon the start of employment pursuant to such offer. The determination of whether an employee continues to, or the offer of employment is for the Employee to continue to, perform the same or similar duties immediately following such transfer or immediately upon the start of employment pursuant to such offer shall be exclusively determined by the Company or a Participating Company; or
(3)The voluntary cessation of employment with the Company or a Participating Company prior to the Date of Discontinuance of Employment; or
(4)The termination of employment of an Employee who has entered into a written employment contract or severance agreement with the Company or a MetLife Enterprise Affiliate or is eligible under any other severance plan maintained or sponsored by the Company, a Participating Company, or a MetLife Enterprise Affiliate; or
(5)A Discontinuance of Employment for Cause;
(6)The expiration or termination of an expatriate assignment, where upon such expiration or termination, the Company, Participating Company, or MetLife Enterprise Affiliate offers Employee employment in a Suitable Position in the Employee’s assigned country prior to the Employee’s expatriate assignment. For purposes of this paragraph, the term “Suitable Position” means a position with the Company, Participating Company or MetLife Enterprise Affiliate that is suitable given the Employee’s expertise, skills, and compensation level (excluding, for this purpose, benefits or allowances provided to the Employee in connection with the assignment). The determination of whether an Employee is offered a Suitable Position shall be exclusively determined by the Plan Administrator.
§ 1.4.07    Discontinuance of Employment for Cause: “Discontinuance of Employment for Cause” means the involuntary cessation of an Employee’s employment with the Company or a Participating Company because the Employee has:
(a) engaged in a serious infraction of Company or a Participating Company policy, theft of the Company’s or a Participating Company’s property or services or other dishonest conduct otherwise injurious to the interests of the Company or a Participating Company, each as determined solely by the Company or a Participating Company; or
(b) demonstrated unacceptable lateness or absenteeism.
§ 1.4.08    Discontinuance of Employment for Performance: “Discontinuance of Employment for Performance” means the involuntary cessation of an Employee’s employment with the Company or a Participating Company because the Employee has failed to meet his or her management’s standards for job performance despite the Employee’s good faith and diligent efforts to perform all aspects of the Employee’s job, including all performance improvement assignments and expectations. No other Employee whose employment is discontinued for performance reasons not described herein is eligible for Severance Pay or other benefits under the Plan.
§ 1.4.09    Employee: “Employee” means anyone who:
(a) is employed by the Company or a Participating Company and compensated in or from the United States; and
(b) is a Grade 14 or any higher Grade, as designated by the Company or a Participating Company; and
(c) is either:
(1)a regular full-time employee; or
(2)a regular part-time employee whose regularly scheduled annual service is 1,000  hours or more in a 12-month period;
and
(d) is not within the definition of “Employee” in the MetLife Plan for Transition Assistance for Grades 13 and Below; and
(e) notwithstanding the foregoing, an Employee is also not any individual who is:
(1)treated or classified by the Company or a Participating Company, in their sole and absolute discretion, as an independent contractor and/or not as a common law employee, which may, but need not, be conclusively evidenced by the Company or a Participating Company not withholding federal income and/or employment taxes from the individual’s pay; and/or
(2)being paid by any third party pursuant to an agreement or understanding between the Company or a Participating Company and such third party; and/or
(3)treated or classified by the Company or a Participating Company as a non-employee, consultant, or a seasonal, occasional, limited duration, leased, provisional, or temporary employee; in each case regardless of any contrary governmental, judicial, arbitral, or other determination that relates to such employment status or federal income and/or employment tax withholding with respect to any period.
The classification of “Employee” will be conclusively determined by the Company or a Participating Company in its sole and absolute discretion.
This definition overrides the definition in the MetLife Welfare Benefit Plan, of which this Plan is a Constituent Plan.
§ 1.4.10    Equivalent Week’s Salary: “Equivalent Week’s Salary” means the amount of annual Salary divided by fifty-two (52).
§ 1.4.11    Job Elimination: “Job Elimination” means the Company’s or a Participating Company’s determination that:

(a) an Employee’s position has been or will be eliminated because of the Company’s or a Participating Company’s staffing adjustment or other organizational change, expense reduction considerations, office closings or relocations (where such relocations results in an Employee becoming eligible to receive benefits under the Company’s or a Participating Company’s relocation policy) including but not limited to adjustments in the number of staff in a department or unit or the elimination of all or some of the functions of a department or unit, in which the Employee will not be replaced by another person in the same position for at least one calendar year (twelve (12) months); or
(b) the Employee’s expatriate assignment has expired or will be terminated by the Company (without an offer of employment in a Suitable Position, as defined in Section 1.406(b); except where the Employee was, as of or immediately before the Date of Discontinuance of Employment:
(1)on a leave of absence or otherwise in inactive status, including, but not limited to, periods for which short-term or long-term disability benefits are paid, for a consecutive period of more than one year (i.e., does not return from leave or inactive status by the first anniversary of the beginning of the leave or inactive status); and
(2)is not returning immediately upon the conclusion of either: (i) leave under the Family and Medical Leave Act or other law providing legally protected leave; or (ii) leave granted by the Company or Subsidiary as a reasonable accommodation of medical limitations.
Notwithstanding any provision of this Plan § 1.4.11 to the contrary, with respect to an Employee who: (x) experiences a Job Elimination; (y) is immediately assigned by the Company or a Participating Company to a new position in the Company, a Participating Company, or an Affiliate; and (z) within three (3) calendar months of the Employee’s commencement of such assignment, management determines, in consultation with the Plan Administrator, that the Employee is not qualified for or otherwise not suited to perform the requirements of the new position, such Employee, may nevertheless, in the discretion of the Plan Administrator, be considered to have experienced a Job Elimination with respect to the Employee’s prior position and regardless of whether the Employee will be replaced in the new position by another person.
§ 1.4.12    Job Elimination Participant: “Job Elimination Participant” means any Employee who has received a Notice of Discontinuance and whose employment is terminated because of a Job Elimination.
§ 1.4.13    MetLife Enterprise Affiliate: “MetLife Enterprise Affiliate” means MetLife, Inc., any Affiliate, or any “affiliate” of MetLife, Inc. as that term is defined in Rule 12b-2 of the General Rules and Regulations of the Securities and Exchange Act of 1934, as amended from time to time, including any corporation, partnership, joint venture, limited liability company, or other entity in which MetLife, Inc. owns, directly or indirectly, at least fifty percent (50%) of the total combined number of all securities entitling the holders thereof to vote in an annual election of directors of the company, or of the capital interests or profits interest of such partnership or entity.
§ 1.4.14    Notice of Discontinuance: “Notice of Discontinuance” means written notice by the Company or a Participating Company to an Employee that advises such Employee of his or her Date of Discontinuance of Employment.
§ 1.4.15    Outplacement Assistance: “Outplacement Assistance” means the employment transition services provided to Participants, as determined by MetLife and/or the Participating Companies that are appropriate for the Participant, based upon his or her salary grade. Outplacement assistance may include guidance in the preparation of effective resumes and cover letters, networking techniques, interview training, and job campaign design. The

Participant will be provided with information about the Outplacement Assistance that is available to the Participant.
§ 1.4.16    Participant: “Participant” means either a Job Elimination Participant or a Performance Participant.
§ 1.4.17    Participating Company: “Participating Company” means the following Affiliate(s) of the Company:
(a) Metropolitan Life Insurance Company; and
(b) SafeGuard Health Plans, Inc., a California Corporation.
§ 1.4.18    Performance Participant: “Performance Participant” means any Employee who has received a Notice of Discontinuance and whose employment is terminated because of Discontinuance of Employment for Performance; provided, however, that the Company or a Participating Company may in its sole discretion deem any Employee whose employment is terminated because of Discontinuance of Employment for Performance to be a Performance Participant.
§ 1.4.19    Salary: Salary” means the Employee’s base salary as of the Date of Discontinuance of Employment paid to the Employee by the Company or a Participating Company for services rendered, excluding overtime, premium pay, commissions, incentive compensation, carried interest and bonus payments, before any payroll deductions, including taxes. “With respect to Employees who are paid on an hourly basis, “Salary” shall be determined in the sole discretion of the Plan Administrator.
Notwithstanding the preceding paragraph, exclusively with respect to certain Participants who are eligible for Severance Pay because of a Job Elimination and who are at Grades 14S, 15S, 16S, and 17S, as so designated by the Company or a Participating Company (collectively such Grades referred to herein as the “Applicable Grade Level”), “Salary” means eighty percent (80%) (which percentage may be changed for future periods in the discretion of the Plan Administrator) of the average annualized amount of the Participant’s base salary plus the sales incentive compensation paid to the Participant under the sales incentive plan(s) in which the Participant participated while at the Applicable Grade Level (before any payroll deductions, including taxes) during the thirty-six (36) full months immediately preceding the month in which the Participant’s Date of Discontinuance occurs, adjusted to exclude any negative true-up that may have increased the average annualized amount. The average annualized amount shall be determined by dividing by three (3) the total of the Participant’s base salary plus the sales incentive compensation paid to the Participant under the sales incentive plan(s) in which the Participant participated while at the Applicable Grade Level (before any payroll deductions, including taxes) during the thirty-six (36) full months immediately preceding the month in which the Participant’s Date of Discontinuance of Employment occurs, adjusted to exclude any negative true-up that may have increased the average annualized amount. However, if the Participant has less than thirty-six (36) months of service preceding the month in which the Participant’s Date of Discontinuance of Employment occurs, for purposes of calculating the Participant’s Severance Pay upon Job Elimination, “Salary” means eighty percent (80%) (which percentage shall be subject to future change at the sole discretion of the Plan Administrator) of the average annualized amount (as determined in the discretion of the Plan Administrator) of the Participant’s base salary plus the sales incentive compensation paid to the Participant under the sales incentive plan(s) in which the Participant participated while at the Applicable Grade Level (before any payroll deductions, including taxes), adjusted to exclude any negative true-up that may have increased the average annualized amount. This paragraph does not apply to individuals eligible for Severance Pay who are at the Applicable Grade Level who are discontinued due to Performance.

Notwithstanding anything to the contrary, “Salary” shall under no circumstances include amounts received:
(a) pursuant to the MetLife Carried Interests Program; or
(b) pursuant to any compensation system or program where payments are made to an Employee because of direct or indirect services such Employee provides toward certain commingled funds managed by MetLife Investment Management (“MIM”) or any successor organization, where the payment itself for such services is based upon how much such MIM-managed commingled funds earns in profit or fees.
§ 1.4.20    Separation Agreement: “Separation Agreement” means an agreement that includes a general waiver and release duly executed in favor of the Company and/or a Participating Company in the form prescribed by the Company or a Participating Company that has become final and irrevocable in accordance with the provisions of the Separation Agreement and applicable law. Such Separation Agreement may include, without limitation, an acknowledgment that neither the Company nor a Participating Company, nor any of their subsidiaries or affiliates shall have any obligation to rehire the Participant at any time.
§ 1.4.21    Service: “Service” means the whole number of the Employee’s completed years of employment with the Company, a Participating Company and/or an Affiliate. Completed years of employment will be computed based on the anniversaries of the date the Employee was first employed by the Company, a Participating Company, and/or an Affiliate and ending on the Date of Discontinuance of Employment. However, if the Employee incurred any break in service, the period of Service will be computed as illustrated in the “Summary Plan Description of the MetLife Retirement Plan.”
(a) In the event that severance or a similar termination or separation payment was previously paid to an Employee by the Company, a Participating Company, or an Affiliate under this Plan or a similar severance plan of the Company, a Participating Company or an Affiliate, or was paid in accordance with the laws of a jurisdiction outside of the United States, and the Employee was reemployed by the Company, a Participating Company or an Affiliate after the full number of weeks used to determine the amount of such previous severance pay under the Plan, or, in the case of any severance or similar termination or separation payment made in a jurisdiction outside of the United States, regardless of the amount or duration of such payment or the number of weeks, months or years used to determine the amount or duration of such payment, completed years of employment will be computed from the date the Employee was first reemployed by the Company, a Participating Company, or an Affiliate after the cessation of employment for which prior severance pay or similar termination or separation payment was paid. For purposes of the break in service rules set forth in the Summary Plan Description of the MetLife Retirement Plan, in no event shall any Service of an Employee that was rendered prior to the cessation of employment for which prior severance pay was paid be counted.
(b) If the Employee is a regular full-time Employee with a period of employment with the Company, a Participating Company, or an Affiliate as a part-time Employee, or a regular part-time Employee with a period of service as a regular full-time Employee, the Employee will be given credit for part-time Service in accordance with the Summary Plan Description for the MetLife Retirement Plan.
Notwithstanding anything to the contrary, effective March 1, 2021, for the avoidance of doubt, service earned at Versant Health, Inc. (including service earned at Versant Health, Inc. before Versant Health, Inc. became an Affiliate) by Former Versant Employees (as defined in the MetLife Welfare Benefits Plan) shall be added to the Service earned by such Former Versant Employees after such Former Versant Employee becomes an Employee of a Participating Company in determining the total Service such Employee has earned.

§ 1.4.22    Severance Pay: “Severance Pay” means the Participant’s Equivalent Week’s Salary multiplied by the sum of (a) and (b), paid net of tax and other applicable withholding and deductions:
(a) Twenty-eight (28) weeks of Salary; and
(b) 1 week of Salary per year of Service;
provided, however, that where the sum of (a) and (b) above is less than twenty-eight (28), the number twenty-eight (28) shall be deemed to be the sum of (a) and (b); and
provided, further, however, that where the sum of (a) and (b) above is greater than fifty-two (52), the number fifty-two (52) shall be deemed to be the sum of (a) and (b)d (c); and
provided, further, however, that if the Participant is a Performance Participant, the total of (a) and (b), as determined above, shall be divided by two (2).

ARTICLE 2 – FUNDING
§ 2.1    Funding: The Plan is an unfunded employee benefit plan established by the Company and the benefit payable under the Plan to Employees shall be paid out of the general assets of the Company or a Participating Company that formerly employed the Employee.

ARTICLE 3 – FIDUCIARIES
§ 3.1    Named Fiduciary: The Named Fiduciary of the Plan with authority to control and manage the operation and administration of the Plan is the Company.
§ 3.2    Plan Administrator: The Plan Administrator is the person designated as the Plan Administrator by Employee Benefits Committee of the Company. Effective April 12, 2021, Andrew Bernstein, the individual who the Employee Benefits Committee has designated as Plan Administrator for the MetLife Welfare Benefits Plan, the parent plan, of which this Plan is a Constituent Plan, further designated Judith Rubinstein as the Plan Administrator of the Plan.
§ 3.3    Delegation of Responsibilities: The Company, as Named Fiduciary of the Plan, hereby designates the Chief Executive Officer or his designate to carry out all of the Company’s fiduciary responsibilities under the Plan.
§ 3.4    Powers of the Plan Administrator: In carrying out the fiduciary responsibilities delegated to it, the Plan Administrator shall have the power to:
(a) interpret and construe the provisions of the Plan, decide any disputes that may arise as to the rights of Employees to the benefit under the Plan and, in general, direct the administration of the Plan in accordance with its terms; and
(b) adopt such rules and procedures as the Plan Administrator may deem necessary or appropriate in the exercise of its authority and discharge of its obligations under the Plan; and
(c) delegate to one or more other persons such administrative obligations as it deems appropriate; and
(d) do all other acts, take all other proceedings, and exercise such other rights and privileges, though not specifically mentioned herein, as the Plan Administrator may deem necessary or appropriate to carry out the purposes of the Plan in compliance with applicable law.
§ 3.5    Service of Legal Process: The Plan Administrator is designated the Plan’s agent for service of legal process.

ARTICLE 4 – PLAN BENEFITS
§ 4.1    Severance Pay: The Company or a Participating Company may, in its sole and absolute discretion, grant Severance Pay to a Participant as determined under the terms of this Plan, provided that the Participant has entered into a Separation Agreement. The Plan Administrator may, in its sole and absolute discretion, grant Severance Pay in excess of or less than the amount reflected in this Plan taking all pertinent facts and circumstances into consideration, including but not limited to any amount to which the Company or a Participating Company offers or pays to a Participant as a result of the Participant’s Discontinuance of Employment pursuant to any applicable law. The Company or a Participating Company, or where appropriate, the Plan Administrator, will determine, on a case-by-case basis, whether a Participant is entitled to Severance Pay and the amount thereof.
§ 4.2    Payment of Severance Pay: If a Participant’s Separation Agreement is final by the Payment Deadline, Severance Pay and any other amounts offered to the Participant contingent on a final Separation Agreement (other than as provided in an award agreement under the MetLife, Inc. 2005 Stock and Incentive Compensation Plan or the MetLife, Inc. 2015 Stock and Incentive Compensation Plan) shall be paid to the Participant in a lump sum after the Participant’s Separation Agreement is final, and on or before the Payment Deadline. If a Participant’s Separation Agreement is final after the Payment Deadline, Severance Pay shall be paid in cash to the Participant in a lump sum in the calendar year specified in the Separation Agreement. For this purpose, the “Payment Deadline” shall be March 15 of the calendar year after the earlier of:
(a) the date the Separation Agreement was offered to the Participant; or
(b) the Participant’s Date of Discontinuance of Employment; or
(c) the date of the Participant’s separation from service determined under Code Section 409A, to the extent that date differs from the Participant’s Date of Discontinuance.
If a Participant’s Separation Agreement is final, amounts offered to the Participant contingent on a final Separation Agreement as provided in an award agreement under the MetLife, Inc. 2005 Stock and Incentive Compensation Plan or the MetLife, Inc. 2015 Stock and Incentive Compensation Plan shall be paid to the Participant at the time prescribed in such award agreement.
§ 4.3    Rehire: If a Participant is reemployed in a position with the Company or a MetLife Enterprise Affiliate comparable to the Participant’s last position with the Company or a MetLife Enterprise Affiliate within one year of the Date of Discontinuance of Employment, the Company or MetLife Enterprise Affiliate may, in its sole and absolute discretion, require the Participant to repay a prorated portion of the Severance Pay received.

ARTICLE 5 – OPERATION OF THE PLAN
§ 5.1    Effect of Severance Pay on Other Benefit Determinations: Receipt by the Participant of Notice Period Pay, Severance Pay, or Outplacement Assistance shall have no effect on the determination of benefits under any Employee benefit plan, except as provided in those respective plans. Except for those participating in the plans set forth in Plan § 1.4.05(c), in no event will any Participant be entitled to receive any pay or benefits under both this Plan and any other severance plan maintained by the Company, a Participating Company, or an Affiliate in connection with the same Discontinuance of Employment.
§ 5.2    Effect of Death Prior to Date of Discontinuance of Employment: If death of a Participant occurs prior to the established Date of Discontinuance of Employment, the balance of any Severance Pay due to the Participant will be paid to the Participant’s Estate as soon after the Participant’s death as may be practicable, as long as personal representative of the Participant’s estate signs the Separation Agreement.
§ 5.3    Death of Participant Subsequent to Date of Discontinuance of Employment: If a Participant dies after Date of Discontinuance of Employment but prior to signing the Separation Agreement, the balance of any Severance Pay due the Participant will be paid to the Participant’s estate as soon after the Participant’s death as may be practicable, as long as a personal representative of the Participant’s estate signs the Separation Agreement.
§ 5.4    Effect of Disability or Leave of Absence Prior to Discontinuance of Employment: The Company or any Participating Company may determine any Participant’s Date of Discontinuance of Employment without regard to the Participant’s Disability. The Company may, but is not required to, offer a Participant a leave of absence prior to the Participant’s Date of Discontinuance of Employment. Nothing in this Section shall be construed to limit the right of the Company or any Participating Company to determine in its discretion the terms and conditions of employment.
§ 5.5    Claims and Review Procedure:
(a) Claims Procedure. If any person believes he/she is being denied any rights or benefits under this Plan, such person may, in writing, request reconsideration from the Plan Administrator. If any such claim is wholly or partially denied, the Plan Administrator will notify such person of its decision in writing. Such notification will be written in a manner calculated to be understood by such person and will contain:
(1)specific reasons for the denial; and
(2)specific reference to pertinent Plan provisions; and
(3)a description of any additional material or information necessary for such person to perfect such claim and an explanation of why such material or information is necessary; and
(4)information as to the steps to be taken if the person wishes to submit a request for review.
Such notification will be given within 90 days after the claim is received by the Plan Administrator (or within 180 days, if special circumstances require an extension of time for processing the claim, and if written notice of such extension and circumstances is given to such person within the initial 90-day period).

(b) Review Procedure. Within 60 days after the date on which a person receives a written notice of a denied claim (or, if applicable, within 60 days after the date on which such denial is considered to have occurred) such person (or a duly authorized representative) may:
(1)file a written request with the Plan Administrator for a review of the denied claim and of pertinent documents; and
(2)submit written issues and comments to the Plan Administrator.
The Plan Administrator will notify such person of its decision in writing. Such Notification will be written in a manner calculated to be understood by such person and will contain specific reasons for the decision as well as specific references to pertinent Plan provisions. The decision on review will be made within 60 days after the request for review is received by the Plan Administrator (or within 120 days, if special circumstances require an extension of time for processing the request, such as an election by the Plan Administrator to hold a hearing, and if written notice of such extension and circumstances is given to such person within the initial 60-day period).
(c) Any person must exhaust the claims and review process described in this Plan § 5.5 as a condition of bringing legal action under or related to the Plan. No claim for rights or benefits under the Plan, or otherwise arising under the Plan, will be valid if it brought more than six (6) months after the end of the year in which that person’s Date of Discontinuance of Employment occurred. No suit to recover benefits under this Plan shall be brought more than six (6) months following the exhaustion of the claims and review process described in this Plan.
§ 5.6    Clawback/Recoupment: Notwithstanding anything in this Plan to the contrary, your Plan benefit shall be and remain subject to any incentive compensation clawback or recoupment policy currently in effect or as may be adopted by the MetLife, Inc., or any of its Affiliates and, in each case, as may be amended from time to time. No such policy adoption or amendment shall in any event require prior consent from you.

ARTICLE 6 – AMENDMENT AND TERMINATION OF PLAN
§ 6.1    Amendment: The Company may amend or terminate this Plan or any benefit or coverage thereunder at any time by means of a written instrument executed by a person authorized by the Company, subject to the limitations of this Section. Except as hereinafter stated, the Chief Executive Officer of the Company or his designate is authorized to amend this Plan by formal action. Any amendment or group of amendments adopted on the same date, which would increase or decrease the annual cost of Plan benefits for Participants by $10 million or more shall be adopted by formal action of the Board of Directors of the Company.
§ 6.2    Termination of Plan: The Company reserves the right to terminate the Plan at any time. This Plan shall not automatically terminate on any date.
§ 6.3    Limitation on Amendment and Termination of Plan: If an eligible Participant has granted a Separation Agreement, no Amendment or Termination of this Plan by the Company shall diminish the Participant’s rights obtained pursuant to this Plan.
§ 6.4    Construction of Plan Provisions: The Plan Administrator shall have full and complete sole and absolute discretion to interpret and construe all Plan provisions, and such interpretation shall be final and binding on all Employees.

ARTICLE 7 – CHANGE OF CONTROL
§ 7.1    Definitions: The terms defined below shall have the following meanings for purposes of this Plan.
§ 7.1.01    A “Change of Control” shall be deemed to have occurred if:
(a) any Person acquires “beneficial ownership” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (“Exchange Act”)), directly or indirectly, of securities of MetLife, Inc. representing 25% or more of the combined Voting Power of MetLife, Inc.’s securities; or
(b) within any 24-month period, the persons who were directors of MetLife, Inc. at the beginning of such period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board of Directors of MetLife, Inc. (the “Board”) or the board of directors of any successor to MetLife, Inc.; provided, however, that any director elected or nominated for election to the Board of Directors of MetLife, Inc. by a majority of the Incumbent Directors then still in office shall be deemed to be an Incumbent Director for purposes of this subsection 7(b); or
(c) the stockholders of MetLife, Inc. approve a merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of MetLife, Inc. that is consummated (a “Corporate Event”), and immediately following the consummation of which the stockholders of MetLife, Inc. immediately prior to such Corporate Event do not hold, directly or indirectly, a majority of the Voting Power of:
(1)in the case of a merger or consolidation, the surviving or resulting corporation; or
(2)in the case of a share exchange, the acquiring corporation; or
(3)in the case of a division or a sale or other disposition of assets, each surviving, resulting, or acquiring corporation that, immediately following the relevant Corporate Event, holds more than 25% of the consolidated assets of the MetLife, Inc. immediately prior to such Corporate Event; or
(d) any other event occurs that the Board of Directors of MetLife, Inc. declares to be a Change of Control.
§ 7.1.02    Definitions: For purposes of this Article, including the definition of Change of Control in Plan § 7.1.01:
(a) “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act, as supplemented by Section 13(d)(3) of the Exchange Act, and shall include any group (within the meaning of Rule 13d-5(b) under the Exchange Act); provided, however, that “Person” shall not include:
(1)MetLife, Inc. or any Affiliate of MetLife, Inc.; or

(2)the MetLife Policyholder Trust (and any person(s) who would otherwise be described herein solely by reason of having the power to control the voting of the shares held by that trust); or

(3)any employee benefit plan (including an employee stock ownership plan) sponsored by MetLife, Inc. or any Affiliate of MetLife, Inc.
(b) “Voting Power” shall mean such number of Voting Securities as shall enable the holders thereof to cast all the votes that could be cast in an annual election of directors of a company, and “Voting Securities” shall mean all securities entitling the holders thereof to vote in an annual election of directors of a company.
(c) “Affiliate” shall mean any corporation, partnership, limited liability company, trust, or other entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, MetLife, Inc. (which definition shall apply for this purpose, rather than the definition in Plan § 1.4.01).
§ 7.1.03    “Change of Control Participant” shall mean any Employee who prior to the second anniversary of a Change of Control:
(a) is involuntarily terminated from employment for any reason other than solely for Gross Cause; or
(b) suffers a Constructive Termination.
provided, however, that no employee who has entered into a written employment contract with MetLife, Inc., the Company, a Participating Company, or an Affiliate or who is an Executive as defined in the MetLife Executive Severance Plan, in each case as of the time of the employee’s termination of employment, shall be a Change of Control Participant. For purposes of determining who is a Change of Control Participant, the Company or a Participating Company shall not conclusively determine the classification of Employee in its sole and absolute discretion.
§ 7.1.04    “Constructive Termination” shall mean a voluntary termination of employment by an Employee within ten (10) business days after any of the following actions by the Company, a Participating Company, or person acting on behalf of either:
(a) requiring the Employee to be based as his/her regular or customary place employment at any office or location more than 50 miles from the location at which the Employee performed his duties immediately prior to the Change of Control, except for travel reasonably required in the performance of the employee’s responsibilities; or
(b) reducing the Employee’s base salary below the rate in effect at the time of a Change of Control; or
(c) failing to pay the Employee’s base salary, other wages, or employment-related benefits as required by law; or
(d) failure by the Employee to voluntarily terminate employment within ten (10) business days of the occurrence of any event described in this definition shall not waive the Employee’s right to voluntarily terminate employment as a Constructive Termination within ten (10) business days of any subsequent event described in this definition.

§ 7.1.05    “Gross Cause” shall mean:
(a) the Employee’s conviction or plea of nolo contendere to a felony; or
(b) an act of dishonesty or gross misconduct on the Employee’s part that results or is intended to result in material damage to the Company’s or a Participating Company’s business or reputation.
§ 7.1.06    “Change of Control Separation Agreement” shall mean an agreement with the exact amount of Change of Control Severance Pay, as determined by the terms of this Plan.
§ 7.1.07    “Change of Control Severance Pay” shall mean cash in at least the amount of Severance Pay as determined by Plan § 1.4.22 for a Job Elimination Participant; provided, however, that the Company shall not have the power to exercise any discretion to pay any lesser amount.
§ 7.1.08    “Change of Control Outplacement Assistance” shall mean an outplacement assistance program of at least the duration, quality, and value as was routinely provided to those Participants who were provided with such a program prior to the Change of Control.
§ 7.1.09    “Excise Tax” shall mean the tax imposed under Code Section, as amended (or any similar tax that may hereafter be imposed).
§ 7.2    Amendment and Termination of the Plan after a Change of Control: Notwithstanding any other provision of the Plan, this Plan shall neither be terminated, nor shall this Plan be amended, nor shall the Company or a Participating Company cease to be covered by this Plan, upon a Change of Control and until the second anniversary of that Change of Control.
§ 7.3    Purpose of the Plan: Upon a Change of Control, and until the second anniversary of that Change of Control, the purpose of the Plan shall be deemed to be “A Plan to Provide for the Payment of Special Severance Pay and Other Benefits to Certain Employees Whose Employment Terminates.”
§ 7.4    Eligibility for Special Severance Pay and Special Outplacement Assistance After a Change of Control: Notwithstanding any other provision of the Plan, the Plan Administrator shall offer a Change of Control Agreement to each Change of Control Participant within ten (10) business days of the termination of a Change of Control Participant’s employment (as determined by this Article), and shall have no discretion to decline to do so or to offer any amount of severance pay in the Change of Control Agreement lower than the Change of Control Severance Pay provided by the terms of this Plan. The Plan Administrator shall pay Change of Control Severance Pay and provide Special Outplacement Assistance to each Special Participant who executes a Change of Control Agreement that becomes final, according to the terms of the Change of Control Separation Agreement.
§ 7.5    Modification of Payments: In the event that any of the payments or benefits under this Plan to a Participant would be an Excess Parachute Payment as defined in Code Section 280G, and would thereby subject the Change of Control Participant to any excise tax, and the net after-tax benefit that the Participant would receive by reducing payments and benefits under this Plan to the maximum amount that may be paid or provided to the Change of Control Participant without the Change of Control Participant becoming subject to any excise tax as a result of all payments or benefits due to the Change of Control Participant is greater than the net after-tax benefit the Executive would receive if the full amounts due under this Plan were paid to the Change of Control Participant, then the Change of Control Severance Pay payable to the Change of Control Participant shall be reduced (but not below zero) so that the Change of Control Severance Pay and all other payments or benefits due to the Change of Control Participant do not exceed the amount of the Payment Cap. In making any and all determinations under this Plan § 7.5, the same assumptions and analyses shall be applied as are applied under Sections 3(c)(iii) and (iv) of the MetLife Executive Severance Plan.
§ 7.6    Eligibility for Other Benefits After a Change of Control: A Special Participant shall be considered a Participant under the Plan for any and all purposes under the Plan and other employee benefit plans of any Company or a Participating Company.
§ 7.7    Restricted Powers of the Plan Administrator: Upon a Change of Control, and until the second anniversary of that Change of Control:
(a) the Plan Administrator shall not have the power to interpret and construe the provisions of the Plan in its discretion, nor have any of its powers or rights under Plan § 6.4, nor have the power to decide any disputes that may arise as to the rights of Employees to the benefits under the Plan or other employee benefit plans to the extent those rights depend on rights under this Plan; and
(b) no provision of this Plan shall entitle the Plan Administrator to standard of legal review of any of its decisions or determinations other than a plenary, de novo standard, or be construed to suggest that such standard of review is appropriate; and
(c) the Plan Administrator’s decisions and determinations during a Special Period shall be subject to a plenary, de novo standard of legal review; and
(d) the Plan Administrator shall not have the power to adopt any new rules and procedures or modify or terminate such rules and procedures as were adopted and were in force immediately prior to a Special Period.
§ 7.8    Change of Control Claims Review Procedure: With regard to claims submitted on account of a termination of employment on or after a Change of Control and prior to the second anniversary of that Change of Control:
(a) the period for Plan Administrator notification of claim determination shall be ten (10) business days from receipt of the claim, rather than the period otherwise provided in Plan § 5.5(a); and
(b) the extended period for Plan Administrator notification of claim determination shall be thirty (30) days, rather than the period otherwise provided in Plan § 5.5(a); and
(c) the period for Plan Administrator notification of decision on review of a claim shall be ten (10) business days from receipt of the claim, rather than the period otherwise provided in Plan § 5.5(b); and
(d) the extended period for Plan Administrator notification of decision on review of a claim shall be thirty (30) days, rather than the period otherwise provided in Plan § 5.5(b).
§ 7.9    Limitation of Subsequent Amendments or Termination: Upon a Change  of  Control, no subsequent amendment or termination of this Plan shall diminish a Change of Control Participant’s rights under this Plan. No amendment or termination of this Plan after a Change of Control shall amend or affect either this Plan § 7.9 or Plan § 6.3.

§ 7.10    Recovery with Interest: Any Change of Control Participant who is a prevailing party in any suit to recover unpaid Change of Control Severance Pay under this Plan, to enforce the terms of this Plan, or for breach of a Change of Control Separation Agreement shall be entitled, as liquidated damages and not as a penalty, to pre-judgment and post-judgment interest compounded daily from the date of the breach of duty or other wrong and until payment is made in full, on any monies due as damages or otherwise a result of such breach of duty or wrong. The interest rate for such purpose shall be the prime rate (as determined by the rate or average rate published by the Wall Street Journal for the majority of major banks on the date of the breach or wrongful action or failure to act) plus two percent (2%).

ARTICLE 8 – PARTICULAR TRANSACTIONS AND OUTSOURCINGS
§ 8.1    Generally for transactions and outsourcings prior to November 1, 2023, see the 2014 version of the Plan plus amendments through October 31, 2023. Notwithstanding the foregoing, for the avoidance of doubt, the following rules apply:
§ 8.2    Sale of the MetLife Premier Client Group to MassMutual:
(a) Notwithstanding any other provision of the Plan, an Employee whose employment was transferred to Massachusetts Mutual Life Insurance Company (“MassMutual”) or one of its affiliates pursuant to the sale of the MetLife Premier Client Group in accordance with the Purchase Agreement by and among MetLife, Inc. and MassMutual dated February 26, 2016 (each such Employee, a “MassMutual Transferred Employee”) was, for all purposes other than those described in Plan § 8.2(b), deemed to be a Job Elimination Participant under the Plan.
(b) No MassMutual Transferred Employee was granted Severance Pay on account of the transfer of employment that rendered him/her a MassMutual Transferred Employee.
§ 8.3    Outsourcing to Computer Sciences Corporation of Call Center, Operations and IT Support for a Portion of MetLife’s U.S. Retail Closed Block Life and Annuity Business:
(a) Notwithstanding any other provision of the Plan, an Employee whose employment was transferred to Computer Sciences Corporation or one of its affiliates pursuant to the outsourcing of call center, operations and IT support for a portion of MetLife’s U.S. Retail closed block life and annuity business in accordance with the Master Outsourcing Services Agreement by and among Metropolitan Life Insurance Company, MetLife Insurance Company USA and Computer Sciences Corporation dated July 31, 2016 and any applicable Statement of Work thereunder (each such Employee, a “CSC Transferred Employee”) was, for all purposes other than those described in Plan § 8.3(b), deemed to be a Job Elimination Participant under the Plan.
(b) No CSC Transferred Employee was granted Severance Pay on account of the transfer of employment that rendered him/her a CSC Transferred Employee.
§ 8.4    Disaffiliation of Brighthouse Financial, Inc. and its Affiliates:
(a) Notwithstanding any other provision of the Plan, any Employee of Brighthouse Services, LLC on the date on which Brighthouse Financial, Inc. and its affiliates were disaffiliated (in any manner, including, but not limited to, a spin-off of Brighthouse Financial, Inc. and its affiliates into a public or a private entity) from the Company and all of its affiliates such that the Company and all of its affiliates no longer owned 80% or more of the stock of Brighthouse Financial, Inc. and its affiliates (each such Employee, a “Brighthouse Transferred Employee”) was, for all purposes other than those described in Plan § 8.4(b), deemed to be a Job Elimination Participant under the Plan.
(b) No Brighthouse Transferred Employee was granted Severance Pay on account of the disaffiliation of Brighthouse Financial, Inc. and its affiliates described in Plan § 8.4(a).
§ 8.5    Sale of the MetLife Property and Casualty Company:

(a) Notwithstanding any other provision of the Plan, an Employee who was employed by the Metropolitan Property and Casualty Company (“MPC”) and who was transferred to the Farmer’s Group, Inc. or one of its affiliates (“Farmer’s”) pursuant to the sale of MPC in accordance with the Stock Purchase Agreement between MetLife Group, Inc. and Farmer’s Group, Inc., dated December 11, 2020 (the “Agreement”) (each such Employee, a “Farmer’s Employee”) was for all purposes other than those described in Section 8.5(c) deemed to be a Job Elimination Participant under the Plan.
(b) Notwithstanding any other provision of the Plan, an Employee who was employed at MetLife Group, Inc. whose job responsibilities included support of the MPC and who accepted a job offer from Farmer’s and was transferred to Farmer’s at the same time as the Employees in Section 8.5(a) pursuant to the sale of MPC in accordance with the Agreement (each such Employee also a “Farmer’s Employee”), was for all purposes other than those described in Section 8.5(c) deemed to be a Job Elimination Participant under the Plan.
(c) No Farmer’s Employee was granted Severance Pay on account of the transfer of employment to Farmer’s.

IN WITNESS WHEREOF, the Company has caused this MetLife Plan for Transition Assistance for Grades 14 and Above to be executed on the date indicated below.
METLIFE GROUP, INC.
By    /s/ Judith Rubinstein
Judith Rubinstein
VP HR & M&A
Plan Administrator
/s/ Sarah C. Richards
Witness
Date    11/22/2023